Exhibit 99.2
Selected Financial Data

This exhibit does not reflect events occurring after the filing of AGL Resources Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013, other than to give effect to the classification of the business operations of our former cargo shipping segment (excluding Triton Container Investments, LLC) as discontinued operations, and does not modify or update the disclosures therein in any way, other than as described above.

ITEM 6. SELECTED FINANCIAL DATA

Selected financial data about AGL Resources Inc. for the last five years is set forth in the table below. You should read the data in the table in conjunction with the consolidated financial statements and related notes in “Financial Statements and Supplementary Data” set forth in Exhibit 99.4 to this Form 8-K. Material changes from 2011 to 2012 are primarily due to the Nicor merger which closed on December 9, 2011.

Dollars and shares in millions, except per share amounts	2013	2012 (1)	2011 (1)	2010 (1)	2009 (1)
Income statement data
Operating revenues	$4,252	$3,580	$2,319	$2,373	$2,317
Operating expenses
Cost of goods sold	2,110	1,583	1,085	1,164	1,142
Operation and maintenance (2)	889	815	495	497	497
Depreciation and amortization	399	393	185	160	158
Nicor merger expenses (2)	-	20	57	6	-
Taxes other than income taxes	187	159	57	46	44
Total operating expenses	3,585	2,970	1,879	1,873	1,841
Gain on disposition of assets	11	-	-	-	-
Operating income	678	610	440	500	476
Other income (expense)	17	24	7	(1)	9
Earnings Before Interest and Taxes	695	634	447	499	485
Interest expenses	181	184	136	109	101
Income before income taxes	514	450	311	390	384
Income tax expense	188	165	125	140	135
Income from continuing operations	326	285	186	250	249
Income from discontinued operations, net of tax	5	1	-	-	-
Net income	331	286	186	250	249
Less net income attributable to the noncontrolling interest	18	15	14	16	27
Net income attributable to AGL Resources Inc.	$313	$271	$172	$234	$222
Per common share information
Diluted weighted average common shares outstanding	118.3	117.5	80.9	77.8	77.1
Diluted earnings per common share
Continuing operations	$2.60	$2.30	$2.12	$3.00	$2.88
Discontinued operations	0.04	0.01	-	-	-
Diluted earnings per common share attributable to AGL Resources Inc. common shareholders	$2.64	$2.31	$2.12	$3.00	$2.88
Dividends declared per common share (3)	$1.88	$1.74	$1.90	$1.76	$1.72
Dividend payout ratio	71%	75%	89%	58%	60%
Dividend yield (4)	4.0%	4.4%	4.5%	4.9%	4.7%
Price range:
High	$49.31	$42.88	$43.69	$40.08	$37.52
Low	$38.86	$36.59	$34.08	$34.21	$24.02
Close (5)	$47.23	$39.97	$42.26	$35.85	$36.47
Market value (5)	$5,615	$4,711	$4,946	$2,800	$2,826
Statements of Financial Position data (5)
Total assets	$14,656	$14,141	$13,913	$7,520	$7,079
Property, plant and equipment - net	8,657	8,217	7,900	4,405	4,146
Short-term debt	1,171	1,377	1,321	733	602
Long-term debt	3,813	3,553	3,578	1,971	1,974
Total debt	4,984	4,930	4,899	2,704	2,576
Total equity	3,676	3,435	3,339	1,836	1,819
Financial ratios (5)
Debt	58%	59%	59%	60%	59%
Equity	42%	41%	41%	40%	41%
Total	100%	100%	100%	100%	100%
Return on average equity	8.8%	8.0%	6.6%	12.8%	12.7%

(1)	Material changes from 2011 to 2012 are primarily due to the Nicor merger on December 9, 2011. Tropical Shipping was acquired in the Nicor merger, therefore, there were no changes to 2010 or 2009.
(2)	Transaction expenses associated with the Nicor merger were excluded from operation and maintenance expenses and presented separately.
(3)
As a result of the Nicor merger, AGL Resources shareholders of record as of the close of business on December 8, 2011 received a pro rata dividend of $0.0989 for the stub period, which accrued from November 19, 2011. This amount was rounded to $0.10 in the table.

(4)	Dividends declared per common share during the fiscal period divided by market value per common share as of the last day of the fiscal period.
(5)	As of the last day of the fiscal period.